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                                                                    EXHIBIT 4.38

                                    AMENDMENT

                                     Between

                      SHANGHAI SHANDA NETWORKING CO., LTD.

                                       and

               SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

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               AMENDMENT TO STRATEGIC CONSULTING SERVICE AGREEMENT

THIS AMENDMENT TO THE STRATEGIC CONSULTING SERVICE AGREEMENT ("Amendment") is made as of December 28, 2004 in Shanghai by and between Shanghai Shanda Networking Co., Ltd. ("Shanda Networking"), a domestic company organized and existing under the laws of the People's Republic of China (the "PRC"), and Shengqu Information Technology Co., Ltd. ("Shengqu"), a wholly foreign-owned company organized and existing under the laws of the PRC.

WHEREAS,

A. Shanda Networking and Shengqu (the "Parties") are parties to that certain STRATEGIC CONSULTING SERVICE AGREEMENT dated as of December 9, 2003 (the "Agreement"); and

B.    The Parties agree to modify the consulting fee in the Agreement.

NOW, THEREFORE, in consideration of the applicable conditions, the Parties agree to amend the Agreement as follows.

1. Section 3.1 of the Agreement is amended so that it reads in its entirety as follows:

      The formula for calculating the monthly consulting fee payable by Shanda Networking to Shengqu hereunder shall be:

      Monthly Consulting fee=(average number of concurrent online game players per month iA standard monthly fee per player - fees paid to cooperative parties - other reasonable costs) iA 60%.

      (1) the average number of concurrent online game players per month shall be the aggregate of the average number of concurrent online game players for all commercial games in the month;

      (2)   the standard monthly fee per player shall be as follows:

            a.    RMB 98 per month for the year 2003;

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            b.    RMB 86 per month for the year 2004;

            c.    RMB90 per month for the year 2005 and thereafter.

      (3)   Fees paid to cooperative parties include:

            a. Fees payable by Shanda Networking under other contracts entered into between Shanda Networking and Shengqu;

            b. Fees payable by Shanda Networking under contracts entered into between Shanda Networking and other game developers;

            c. Rentals and revenue sharing fees payable under contracts between Shanda Networking and telecommunication operators.

      (4)   Other reasonable costs

            a. Other reasonable costs per month for the year 2003 shall be RMB 1,720,000;

            b. Other reasonable costs per month for the year 2004 shall be RMB 1,900,000.

            c. Other reasonable costs per month for the year 2005 and thereafter shall be RMB 1,600,000.00.

2.    Other provisions of the Agreement shall remain unchanged and effective.

3. This Amendment shall become effective only after it has been singed by Parties.

4. This Agreement shall be governed by and construed in accordance with the laws of the PRC.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized signatories as of the day and year first written above.

SHANGHAI SHANDA NETWORKING CO., LTD.

By: _________________________
Name: Jun Tang
Title: General Manager

SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

By: ___________________________
Name: Chen Tianqiao
Title: Board Chairman

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